Exhibit 21


                           SUBSIDIARIES OF THE COMPANY

SUBSIDIARY NAME                                 STATE OF INCORPORATION

National Heritage Sales Corporation             Texas

UHC Petroleum Corporation                       Texas

UHC Petroleum Services Corporation              Texas

UHC New Mexico Corporation                      New Mexico